EXHIBIT 99.1

For Immediate Release

U-SWIRL, INC. REPORTS FY2015 OPERATING RESULTS

LOSS PER SHARE IMPROVES TO ($0.01) VS. ($0.14) IN PREVIOUS FISCAL YEAR

DURANGO, Colorado (May 21, 2015) – U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl” or “the Company”), parent to U-SWIRL International, Inc., through which it owns and franchises self-serve frozen yogurt cafés, today reported its operating results for the fiscal year and fourth quarter ended February 28, 2015.

FY2015 HIGHLIGHTS AND SUBSEQUENT EVENTS

●

Revenue for the fiscal year ended February 28, 2015 (FY2015) increased 36% to approximately $7.5 million, compared with approximately $5.5 million in FY2014, primarily due to the January and February 2014 acquisitions of three self-serve frozen yogurt franchising companies, along with the opening of new cafés, partially offset by the closure of underperforming company-owned and franchised locations.

●	Net sales derived from Company-owned self-serve frozen yogurt cafés increased slightly to $4,071,013 in FY2015, compared with $4,051,789 in the fiscal year ended February 28, 2014.

●	Franchise royalties and fees rose 132 percent to $3,430,930 in FY2015, versus $1,476,860 in FY2014.

●

The Company recorded a net loss of $312,234, or ($0.01) per share, for the year ended February 28, 2015, which represented an improvement of 85 percent when compared with a net loss of $2,126,484 in the previous fiscal year.

●	Adjusted EBITDA, a non-GAAP measure defined later in this release, improved 227 percent to approximately $1,284,000 in FY2015, compared with adjusted EBITDA of approximately $393,000 in FY2014.

●	Same-store sales at franchised U-Swirl cafés decreased 13.4 percent while same-store sales at company-owned cafés declined 1.8 percent during FY2015, when compared with the previous fiscal year.

●

U-Swirl franchisees opened 24 self-serve frozen yogurt cafés in the fiscal year ended February 28, 2015, and 10 locations became co-branded cafés with Rocky Mountain Chocolate Factory. At the end of FY2015, the Company’s franchisees operated 230 cafés in the United States, international licensees operated 8 locations, and 10 company-owned cafés were in operation, for a total of 248 units in 37 states and 4 foreign countries.

●

During the fourth quarter of FY2015, the Company announced the signing of a master licensing agreement for its CherryBerry frozen yogurt brand in the Canadian Province of British Columbia. Following the end of the 2015 fiscal year, U-Swirl announced a master licensing agreement for its CherryBerry brand in the Canadian Province of Ontario.

●

In April 2015, U-Swirl completed the acquisition of Let’s Yo! LLC, which franchises self-serve frozen yogurt stores in New Jersey, Pennsylvania, Massachusetts and Florida, thereby extending the Company’s reach into the Northeastern U.S.

●

During the fourth quarter of FY2015, U-Swirl did not achieve the adjusted EBITDA covenant of $1,804,000 for a rolling four quarters as defined by the loan agreement with RMCF. This covenant default enables RMCF, as the lender, the right to certain actions defined by the loan agreement.

MANAGEMENT COMMENTS

“We are encouraged to report that U-Swirl has been transformed, during the past 18 months, from a small industry participant into one of the largest companies in the self-serve frozen yogurt segment of the $6 billion away-from-home frozen desserts industry,” stated Bryan Merryman, Chairman and Chief Executive Officer of U-Swirl, Inc. “We are even more pleased to have accomplished significant growth in revenue during Fiscal 2015, while at the same time reducing the Company’s net loss by 85 percent to $312,234, compared with a Fiscal 2014 net loss of $2,126,484. We were able to achieve the reduction in net loss while incurring $628,000 in non-recurring charges related to the closure or sale of non-performing stores, changes in corporate management, and acquisition-related costs. Franchise development and support expense also increased substantially – over 935% – as we restructured our operations in anticipation of both organic growth and the continued execution of our industry consolidation strategy.”

“An illustration of the progress we made during Fiscal 2015 is provided by the improvement in adjusted EBITDA, a non-GAAP measure that excludes depreciation and amortization, equity compensation expense, impairment and restructuring charges, and fair value adjustments involving our note payable to Rocky Mountain Chocolate Factory, Inc.,” continued Merryman. “For the twelve months ended February 28, 2015, adjusted EBITDA improved 227% to approximately $1,284,000, compared with $393,000 in Fiscal 2014. These results were achieved during a period when the self-serve frozen yogurt industry continues to suffer from retail overcapacity. While we believe U-Swirl has positioned itself to improve the operating results of newly acquired frozen yogurt franchising companies by realizing economies of scale, taking advantage of quantity purchasing discounts, and eliminating duplicative overhead and personnel, we conduct intensive due diligence and are very price-sensitive when we review consolidation opportunities.”

“Our expansion goals are not restricted to the U.S. market, as evidenced by the signing of Master Licensing Agreements for CherryBerry stores in two Canadian provinces during the past six months. Ontario, the most densely populated province in Canada, has a 30-store development schedule, and our British Columbia agreement has a 20-store development schedule, over a ten-year period. We believe the integration of U-Swirl International, Inc.’s franchise development activities with the franchise marketing and support resources available from our parent company, Rocky Mountain Chocolate Factory, Inc., played a key role in our ability to close these transactions. While we will approach international markets with caution, expansion into other foreign countries will definitely play a role in our growth strategy.”

“While U-Swirl was unprofitable in the third and fourth quarters of Fiscal 2015, when frozen yogurt consumption slumps during the winter months, we are now moving into the seasonally strong first half of our new fiscal year,” added Merryman. “We look forward to a company-wide optimization of our operations and the potential for additional acquisitions in Fiscal 2016. While excess store capacity in the self-serve frozen yogurt industry will reduce the ability of certain competitors to succeed, we have structured U-Swirl to take advantage of the current competitive environment, and our primary goal for this year is to achieve sustainable profitability.”

FY2015 OPERATING RESULTS

For the fiscal year ended February 28, 2015 (FY2015), net sales at Company-owned frozen yogurt cafés increased slightly to $4,071,013, compared with $4,051,789 in the previous fiscal year. The modest increase in FY2015 was due primarily to the closure or sale of certain cafés and the acquisition of additional Company-owned cafés as part of the CherryBerry and Yogli Mogli transactions. Same-store sales at Company-owned locations declined 1.8 percent in FY2015, when compared with the previous fiscal year. There were 10 Company-owned locations as of February 28, 2015, compared with 13 a year earlier.

Franchise royalties and fees increased 132 percent to $3,430,930 in the most recent fiscal year, compared with $1,476,860 in FY2014, reflecting a significant expansion in the number of franchised cafés in operation due to the acquisition of three frozen yogurt franchising companies in January and February 2014, along with additional store openings. The number of franchised cafés operating at the end of FY2015 totaled 238, compared with 272 franchised cafés in operation at the end of FY2014. Same-store sales at franchised U-Swirl cafés decreased 13.4 percent in FY2015 relative to the previous fiscal year.

Total revenue increased 36 percent to approximately $7.5 million in FY2015, versus approximately $5.5 million in FY2014.

The Company’s total costs and expenses rose 2 percent to $7,795,322 in the fiscal year ended February 28, 2015, compared with $7,626,330 in the fiscal year ended February 28, 2014. Restructuring, asset acquisition and derivative fair value adjustment expenses of $675,910 were recorded in FY2015, whereas such expenses totaled $1,910,225 in the previous fiscal year.

The Company recorded an operating loss of $293,379 in FY2015, which was 86 percent smaller than the operating loss of $2,097,681 reported in FY2014.

Interest expense totaled $28,813 in the most recent fiscal year, compared with $28,803 in the previous year. Interest income of $9,958 was recorded in FY2015, whereas no interest income was received in FY2014.

The Company reported a net loss of $312,234, or ($0.01) per basic and diluted share, for the fiscal year ended February 28, 2015, which represented an 85 percent improvement when compared with a net loss of $2,126,484, or ($0.14) per basic and diluted share, in the previous fiscal year.

Adjusted EBITDA, a non-GAAP measure defined later in this release, improved 227 percent to $1,284,000 in FY2015, versus adjusted EBITDA of $393,000 in FY2014.

The weighted average number of common shares outstanding increased 41 percent to 21,682,665 in the most recent fiscal year, versus 15,332,233 in the prior-year quarter, primarily reflecting shares issued as part of the purchase consideration in certain acquisitions during FY2014.

FOURTH QUARTER OPERATING RESULTS

For the three months ended February 28, 2015 (fourth quarter of FY2015), Company-owned frozen yogurt cafés reported $591,000 in net sales, a decrease of 13 percent when compared with $678,000 in the fourth quarter of FY2014. Same-store sales at Company-owned cafés decreased 1.4 percent in the final three months of FY2015 when compared with the year-earlier quarter.

Franchise royalties and fees increased 22 percent to $489,000 in the final three months of FY2015, compared with $402,000 in the corresponding period of the previous year, primarily reflecting the closure of nonperforming stores. Same-store sales at U-Swirl, Yogurtini, and Aspen Leaf franchised cafés increased 3.6 percent in the fourth quarter of FY2015 relative to the prior-year period.

Total revenue was unchanged at $1,080,000 in the fourth quarters of both FY2015 and FY2014.

The Company’s total costs and expenses decreased 45 percent to $1,838,000 in the three months ended February 28, 2015, compared with $3,328,000 in the corresponding period of the previous year. Derivative fair value adjustments totaled $381,000 in the fourth quarter of FY2015, whereas the Company incurred restructuring and acquisition-related charges and derivative fair value adjustments totaling $1,911,000 in the fourth quarter of FY2014.

The Company’s derivative fair value adjustment of $381,000 reflects, in part, the failure of the Company to achieve the adjusted EBITDA covenant required in the loan agreement outstanding with RMCF. The loan covenants required the Company to maintain consolidated adjusted EBTIDA of $1,804,000 for the year ended February 28, 2015. At February 28, 2015 U-Swirl had reported $1,284,000 of adjusted EBITDA. In the event of default, RMCF may charge interest on all amounts due under the loan agreement with U-Swirl at the default rate of 15% per annum, accelerate payment of all amounts due under the Loan Agreement, and foreclose on its security interest. At February 28, 2015 we believe that the conversion of the loan into preferred stock as settlement of the obligation would result in 70% more preferred shares issued when compared to the amount issuable if U-Swirl was compliant with the loan covenants.

The Company reported a net operating loss of $758,000 in the fourth quarter of FY2015, versus a net operating loss of $2,248,000 in the year-earlier period, primarily due to higher restructuring and acquisition charges and fair value adjustments to derivatives in the final three months of FY2014.

Interest expense was largely unchanged at $8,000 in the most recent quarter, versus $8,000 in the fourth quarter of FY2014. Interest income totaled $3,000 in the fourth quarter of FY2015, whereas no interest income was recorded in the prior-year quarter.

The Company reported a net loss of $763,000, or ($0.03) per basic and diluted share, for the three months ended February 28, 2015, compared with a net loss of $2,256,000, or ($0.15) per basic and diluted share, in the three months ended February 28, 2014.

Adjusted EBITDA, a non-GAAP measure defined later in this release, approximated a negative $196,000 in the fourth quarter of FY2015, versus a negative adjusted EBITDA of $83,000 in the fourth quarter of FY2014.

The weighted average number of common shares outstanding increased 47 percent to 22,423,482 in the three months ended February 28, 2015, versus 15,305,453 in the prior-year period.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, acquisition-related costs and fair value adjustments to GAAP income from operations.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. U-Swirl believes that the non-GAAP financial measures presented provide additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, U-Swirl believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, U-Swirl uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchisor of gourmet retail chocolate stores and self-serve frozen yogurt cafés, and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of May 21, 2015, the Company and its franchisees, licensees and majority-owned subsidiary (U-Swirl, Inc.) operated 595 stores and cafés in 41 states, Canada, Japan, South Korea, The United Arab Emirates, The Kingdom of Saudi Arabia, Pakistan and Turkey. The Company's common stock is listed on The Nasdaq Global Market under the symbol "RMCF." Additional information is available on the Internet at www.rmcf.com.

 About U-Swirl, Inc.

U-Swirl, Inc. is an operator and franchisor of self-serve frozen yogurt cafés that operate under the following brand names: U-SWIRL Frozen Yogurt, CherryBerry, Yogurtini, Fuzzy Peach, Aspen Leaf Yogurt, Yogli Mogli, Let’s Yo! and Josie’s Frozen Yogurt. The cafés offer frozen yogurt in up to 20 non-fat and low-fat flavors, including tart, traditional, and no-sugar-added options, along with fresh sorbet. Approximately 70 toppings such as fresh fruit, sauces, candies, and granola are available to customize each serving of yogurt to the customer’s individual taste.

In January 2013, the Company acquired frozen yogurt café assets, franchise rights and certain other assets from Rocky Mountain Chocolate Factory, Inc., primarily in exchange for certain warrants/options, notes payable, and a controlling ownership interest in the Company.

U-Swirl, Inc. is headquartered in Durango, Colorado, and its common stock trades on the OTCQB under the symbol “SWRL.” As of April 30, 2015, the Company and its franchisees operated 259 self-serve frozen yogurt cafés in 37 states and 4 foreign countries.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise, and it undertakes no obligation to revise or update publicly any forward-looking statements for any reason. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Please Contact

U-Swirl, Inc. (970) 375-5679

or via email at info@u-swirl.com

(Financial Statements Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	February 28, 2015	February 28, 2015
Franchise Stores	3	232
Company-Owned Stores	0	10
International License Stores	0	6
Total	3	248

SELECTED BALANCE SHEET DATA

(in thousands)

	February 28, 2015	February 28, 2014

Current Assets	$2,844	$2,120
Total Assets	$12,662	$13,754
Current Liabilities	$10,298	$2,660
Stockholder's Equity	$1,426	$693

INTERIM UNAUDITED

STATEMENTS OF OPERATIONS

(in thousands, except per share data and percentages)

	Three Months Ended February 28,		Three Months Ended February 28,
	2015	2014	2015	2014
Revenues
Franchise, royalty and marketing fees	489	402	45.3%	37.2%
Retail sales	591	678	54.7%	62.8%
Total Revenues	1,080	1,080	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	199	200	18.4%	18.5%
Labor and related expenses	210	235	19.4%	21.8%
Occupancy and related expenses	230	86	21.3%	8.0%
Franchise development	237	60	21.9%	5.6%
Marketing and advertising	63	93	5.8%	8.6%
General and administrative	337	494	31.2%	45.7%
Depreciation and amortization	181	249	16.8%	23.1%
Restructuring and acquisition related charges	-	620	0.0%	57.4%
Fair Value Adjustment	381	1,291	35.3%	119.5%
Total Costs and Expenses	1,838	3,328	170.2%	308.1%

Income (loss) from operations	(758)	(2,248)	-70.2%	-208.1%

Other income (expense)
Interest expense	(8)	(8)	-0.7%	-0.7%
Interest income	3	-	0.3%	0.0%
Other, net	(5)	(8)	-0.5%	-0.7%

Income (loss) before income taxes	(763)	(2,256)	-70.6%	-208.9%

Provision for income taxes	-	-	0.0%	0.0%

Net income (loss)	(763)	(2,256)	-70.6%	-208.9%

Basic and Diluted Earnings (Loss) Share	$(0.03)	$(0.15)
Diluted Earnings (Loss) Per Common Share	$(0.03)	$(0.15)

Weighted Average Common Shares Outstanding, Basic and Diluted	22,423,482	15,305,453
Dilutive Effect of Employee Stock Options	-	-
Weighted Average Common Shares Outstanding, Assuming Dilution	22,423,482	15,305,453

INTERIM UNAUDITED

STATEMENTS OF OPERATIONS

(in thousands, except per share data and percentages)

	Year Ended February 28,		Year Ended February 28,
	2015	2014	2015	2014
Revenues
Franchise, royalty and marketing fees	3,431	1,477	45.7%	26.7%
Retail sales	4,071	4,052	54.3%	73.3%
Total Revenues	7,502	5,529	100.0%	100.0%

Costs and expenses
Food, beverage and packaging costs	1,400	1,307	18.7%	23.6%
Labor and related expenses	1,050	1,110	14.0%	20.1%
Occupancy and related expenses	789	769	10.5%	13.9%
Franchise development	626	60	8.3%	1.1%
Marketing and advertising	460	255	6.1%	4.6%
General and administrative	1,981	1,693	26.4%	30.6%
Depreciation and amortization	813	521	10.8%	9.4%
Restructuring and acquisition related charges	628	620	8.4%	11.2%
Fair Value Adjustment	48	1,291	0.6%	23.3%
Total Costs and Expenses	7,795	7,626	103.9%	137.9%

Income (loss) from operations	(293)	(2,097)	-3.9%	-37.9%

Other income (expense)
Interest expense	(29)	(29)	-0.4%	-0.5%
Interest income	10	-	0.1%	0.0%
Other, net	(19)	(29)	-0.3%	-0.5%

Income (loss) before income taxes	(312)	(2,126)	-4.2%	-38.5%

Provision for income taxes	-	-	0.0%	0.0%

Net income (loss)	(312)	(2,126)	-4.2%	-38.5%

Basic and Diluted Earnings (Loss) Per Common Share	$(0.01)	$(0.14)
Diluted Earnings (Loss) Per Common Share	$(0.01)	$(0.14)

Weighted Average Common Shares Outstanding, Basic and Diluted	21,682,665	15,332,233
Dilutive Effect of Employee Stock Options	-	-
Weighted Average Common Shares Outstanding, Assuming Dilution	21,682,665	15,332,233

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND

EQUITY COMPENSATION

(in thousands)

	Three Months Ended February 28,		Change	% Change
	2015	2014
GAAP: Income from Operations	$(758)	$(2,248)	$1,490	n/a
Depreciation and Amortization	181	249
Equity Compensation Expense	-	5
Impairment and Restructuring	-	620
Fair Value Adjustment	381	1,291
Non-GAAP, adjusted EBITDA	$(196)	$(83)	$(113)	n/a

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND

EQUITY COMPENSATION

(in thousands)

	Year Ended February 28,		Change	% Change
	2015	2014
GAAP: Income from Operations	$(293)	$(2,097)	1,804	-86.0%
Depreciation and Amortization	813	521
Equity Compensation Expense	88	58
Impairment and Restructuring	628	620
Fair Value Adjustment	48	1,291
Non-GAAP, adjusted EBITDA	$1,284	$393	891	226.7%